Exhibit 10.1
OFFICE LEASE
BETWEEN
CHESAPEAKE PLAZA, L.L.C.
(“LANDLORD”)
AND
PIER 1 SERVICES COMPANY
(“TENANT”)

TABLE OF CONTENTS

		PAGE

1.	Basic Lease Information	1
2.	Lease Grant	2
3.	Term; Adjustment of Commencement Date; Early Access	3
4.	Rent	4
5.	Tenant’s Use of Premises	10
6.	Security Deposit	11
7.	Services to be Furnished by Landlord	11
8.	Use of Electrical Services by Tenant	14
9.	Repairs and Alterations	16
10.	Entry by Landlord	17
11.	Assignment and Subletting	17
12.	Liens	19
13.	Indemnity	19
14.	Insurance	14
15.	Mutual Waiver of Subrogation	20
16.	Casualty Damage	21
17.	Condemnation	22
18.	Events of Default	22
19.	Remedies	23
20.	Limitation of Liability	25
21.	No Waiver	25
22.	Tenant’s Right to Possession	25
23.	Relocation	25
24.	Holding Over	25
25.	Subordination to Mortgages; Estoppel Certificate	26
26.	Attorneys’ Fees	26
27.	Notice	26
28.	Reserved Rights	26
29.	Surrender of Premises	27
30.	Hazardous Materials	28
31.	Miscellaneous	28
EXHIBITS AND RIDERS:

EXHIBIT A-1	CHART OF RENTABLE SQUARE FOOTAGE ON EACH FLOOR AND COMMON AREAS
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	PARKING AGREEMENT
EXHIBIT C-1	LOCATION OF LANDLORD’S PARKING SPACES FOR FLEET
EXHIBIT D	BILL OF SALE
EXHIBIT E	SPECIAL EVENT AREA IN LOBBY
EXHIBIT F	INSURANCE WAIVER

RIDER NO. 1	OPTION TO EXTEND

-i-

OFFICE LEASE
     This Office Lease (this “Lease”) is entered into by and between CHESAPEAKE PLAZA, L.L.C., a Oklahoma limited liability company (“Landlord”), and PIER 1 SERVICES COMPANY, a Delaware statutory trust (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).
1. Basic Lease Information. The key business terms used in this Lease are defined as follows:
     A. “Building”: The building commonly known as Pier 1 Place and located at 100 Pier 1 Place, Fort Worth, Tarrant County, Texas 76102.
     B. “Rentable Square Footage of the Building” is agreed and stipulated to be 409,977 square feet.
     C. “Premises”: The Premises are located on the mezzanine and on the 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 17th and 20th floors of the Building. The “Rentable Square Footage of the Premises” is deemed to be 344,798 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured. The Rentable Square Footage of each floor of the Building and the Common Areas (as hereinafter defined) is listed on Exhibit A-1. In the event any portion of the lobby or other Common Areas is leased or otherwise utilized by Landlord in a fashion that materially restricts or prohibits Tenant’s use thereof, the Common Area Allocation factor added to the Rentable Square Footage of the Premises (as set out in Exhibit A-1), and therefore the Rentable Square Footage of the Premises, shall be reduced accordingly. However, Landlord’s use of any portion of the lobby or any other Common Areas for events not more than five (5) days in duration and not more than four (4) separate such events during each calendar year (unless a longer time period is mutually agreed upon by Landlord and Tenant) shall not constitute a material restriction or prohibition of Tenant’s use thereof and shall not result in a reduction of the Rentable Square Footage of the Premises.
     D. “Base Rent”:

			Annual Rate	Monthly
Period			Per Square Foot	Base Rent

CD	through	Lease Month 36	$24.00	$689,596.00	*
Lease Month 37	through	ED	$26.00	$747,062.33	*
CD = Commencement Date                     ED = Expiration Date
Lease Month = A full calendar month, for example, if the Commencement Date occurs on June 15, Lease Month 1 will be July 1 through July 31, Lease Month 2 will be August 1 through August 31, and so on.

*	Tenant’s monthly Base Rent obligations will be reduced as the Rentable Square Footage of the Premises is reduced including, without limitation, reductions pursuant to the provisions of Article 3 of this Lease and reductions as a result of the leasing of the lobby or other Common Areas; provided the annual Base Rent rate for the Premises shall remain as reflected in the table above. Further, such reductions in the Rentable Square Footage of the Premises and Tenant’s monthly Base Rent obligations shall be memorialized in an amendment to this Lease.
     E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building, subject to reduction as aforesaid.
     F. “Base Year” for Operating Expenses: Lease Months 1-12.
     G. “Term”: The period of approximately 84 months starting on the Commencement Date, subject to the provisions of Article 3. Tenant shall have the right to renew and extend the Term as set forth in Rider No. 1 attached hereto and made a part hereof for all purposes.
     H. “Commencement Date”: June 9, 2008.

     I. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and, at Landlord’s election, either the day before or the day after Christmas Day (“Holidays”).
     J. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants currently existing of record and all rules and requirements of any currently existing association or improvement district affecting the Property.
     L. “Normal Business Hours”: 7 A.M. to 6 P.M. on Business Days and 8 A.M. to 1 P.M. on Saturdays, exclusive of Holidays.
     M. “Notice Addresses”:

Tenant:	With a copy to:

Pier 1 Services Company	Pier 1 Services Company
100 Pier 1 Place	100 Pier 1 Place
Fort Worth, Texas 76102	Fort Worth, Texas 76102
Attn: Director of Real Estate	Attn: Legal Department
Phone #: (817) 252-8488	Phone #: (817) 252-7630
Fax #: (817) 252-7888	Fax #: (817) 334-0191

Landlord:	With a copy to:	With a copy to:

Chesapeake Plaza, L.L.C.	Chesapeake Plaza, L.L.C.	Jackson Walker L.L.P.
6100 N. Western	6100 N. Western	301 Commerce Street,
Oklahoma City, OK 73118	Oklahoma City, OK 73118	Suite 2400
Attn: Director of Real Estate	Attn: General Counsel	Fort Worth, Texas 76102
Phone#: (405) 848-8000	Phone#: (405) 848-8000	Attn: Susan A. Halsey
Fax #: (405) 767-4903	Fax #: (405) 879-9561	Phone #: (817) 334-7203
Fax #: (817) 870-5103
     Rent (defined in Section 4.A) is payable to the order of Chesapeake Plaza, L.L.C. by electronic transfer to Bank of Oklahoma, ABA # 103900036 for further credit to Chesapeake Energy Corporation, Account # 814109493, Reference: Pier 1 Services Company /Pier 1 Place.
     N. “Other Defined Terms”: In addition to the terms defined above, an index of some of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.E
Alterations	9.C(1)
Audit Election Period	4.G
Cable	9.A
Claims	13
Collateral	19.E
Commencement Date	3.A
Common Areas	2
Comparable Buildings	7.A
Completion Estimate	16.B
Contamination	30.C
Costs of Reletting	19.B
Excess Operating Expenses	4.B
Expiration Date	3.A
Force Majeure	31.C
Hazardous Material	30.C
Landlord Parties	13
Landlord’s Rental Damages	19.B
Leasehold Improvements	29
Minor Alteration	9.C(1)
Monetary Default	18.A
Mortgage	25
Operating Expenses	4.D
Permitted Transfer	11.E
Permitted Use	5.A
Prime Rate	19.B
Property	2
Provider	7.C
Rent	4.A
Service Failure	7.B
Special Installations	29
Taking	17
Tenant Parties	13
Tenant’s Insurance	14.A
Tenant’s Property	14.A
Tenant’s Removable Property	29
Time Sensitive Default	18.B
Transfer	11.A

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, loading areas, Building stairs, elevators, cafeteria, workout room, vending areas (excluding vending areas within the Premises), lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). Landlord and Tenant agree that no portion of the mezzanine is included in the Common Areas. Tenant is hereby granted a non-exclusive license to use the Common Areas and the two (2) NetPop rooms located on the terrace during the Term for their intended purposes, in common with others, subject to the terms and conditions of this Lease. “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon (specifically excluding any improvements related to the actual exploration, recovery or transport of minerals); and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located; specifically excluding any and all mineral rights associated with the Property.
3. Term; Adjustment of Commencement Date; Early Access.
     A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Commencement Date through the last day of the Term specified in Section 1.G (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.G) shall commence on the “Commencement Date”, which shall be the date referenced in Section 1.H. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date.
     B. Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration. Tenant hereby agrees that the Premises are in good order and satisfactory condition and that there are no representations or warranties of any kind, express or implied, by Landlord regarding the Premises, the Building or the Property.
     C. Early Reduction. Landlord and Tenant acknowledge and agree that Tenant shall surrender to Landlord certain space comprising a portion of the Premises pursuant to the terms of this Section 3.C:
          (1) Floors 20 and 17. On or before the later of July 8, 2008, or five (5) days after the Commencement Date (the “20th and 17th Floor Release Date”), Tenant shall surrender the entire twentieth (20th) and seventeenth (17th) floors of the Building (the “20th and 17th Floor Space”) to Landlord in the condition required pursuant to Article 29 of this Lease. In the event Tenant fails to timely surrender the 20th and 17th Floor Space, effective as of the date immediately following the 20th and 17th Floor Release Date and for so long as Tenant thereafter remains in occupancy of the 20th and 17th Floor Space, Tenant shall pay holdover rent for the 20th and 17th Floor Space in accordance with Article 24 of this Lease. On the 20th and 17th Floor Release Date, Tenant will execute and deliver to Landlord, for no additional consideration, a Bill of Sale in the form attached hereto as Exhibit D conveying to Landlord the furniture located in the 20th and 17th Floor Space and listed on the Furniture Inventory List [as such term is defined in that certain Real Estate Purchase Agreement dated March 25, 2008, by and between Landlord and Tenant (hereinafter, the “Contract”)].
          (2) Floors 15 and 16. On or before November 30, 2009 (the “15th and 16th Floor Release Date”), Tenant shall surrender both the entire fifteenth (15th) and sixteenth (16th) floors of the Building (the “15th and 16th Floor Space”) to Landlord in the condition required pursuant to Article 29 of this Lease. In the event Tenant fails to timely surrender the 15th and 16th Floor Space, effective as of the date immediately following the 15th and 16th Floor Release Date and for so long as Tenant thereafter remains in occupancy of the 15th and 16th Floor Space, Tenant shall pay holdover rent for the 15th and 16th Floor Space in accordance with Article 24 of this Lease. On the 15th and 16th Floor Release Date, Tenant will execute and deliver to Landlord, for no additional consideration, a Bill of Sale in the form attached hereto as Exhibit D conveying to Landlord the furniture located in the 15th and 16th Floor Space and listed on the Furniture Inventory List (as such term is defined in the Contract).

     D. Landlord’s Right to Recapture. Landlord shall have the right to recapture all, but not a portion of, the entire fourteenth (14th) floor of the Building pursuant to the terms of this Section 3.D. Landlord shall have the option to recapture and thereby terminate Tenant’s lease of the entire fourteenth (14th) floor of the Building (the “14th Floor Space”) at any time on or after June 30, 2013 (the “Earliest Reduction Date”), provided Landlord gives written notice thereof to Tenant not later than June 30, 2012. Such notice must specify the date (which cannot be prior to the Earliest Reduction Date) on which Landlord desires the reduction to become effective (the “Actual Reduction Date”). On the Actual Reduction Date, Tenant shall surrender the 14th Floor Space to Landlord in the condition required pursuant to Article 29 of this Lease. In the event Tenant fails to timely surrender the 14th Floor Space, effective as of the date immediately following the Actual Reduction Date and for so long as Tenant thereafter remains in occupancy of the 14th Floor Space, Tenant shall pay holdover rent for the 14th Floor Space in accordance with Article 24 of this Lease. Once Tenant has surrendered the 14th Floor Space to Landlord as required hereunder (unless Tenant has exercised its right to terminate this Lease under Section 3.E below), Landlord will credit against the next sums due and owing by Tenant a relocation allowance in the amount of $129,135.00 (the “Relocation Allowance”). In the event Landlord elects to recapture the 14th Floor Space, then on the Actual Reduction Date, Tenant will execute and deliver to Landlord a Bill of Sale in the form attached hereto as Exhibit D conveying to Landlord, for no additional consideration, the furniture then located in the 14th Floor Space which shall be substantially the same in quantity and quality (subject to reasonable wear and tear) to the furniture listed on the Furniture Inventory List (as such term is defined in the Contract).
     E. Early Termination. Tenant, in its sole and absolute discretion, shall have the option to terminate this Lease on June 30, 2013 (the “Termination Date”), provided Tenant gives written notice thereof to Landlord not later than December 31, 2012 and provided Tenant is not in default beyond any applicable cure period under the Lease at the time of the giving of such notice nor on the Termination Date. Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, on or before the Termination Date, of (1) all Rent through and including the Termination Date, and (2) a cash sum equal to $2,133,586.00 (which has been calculated based on four (4) times the Base Rent payable for the month immediately preceding the Termination Date assuming that on the Termination Date the Rentable Square Footage of the Premises is 246,183 and which shall be recalculated if the Rentable Square Footage of the Premises is different on the Termination Date) (collectively, the “Termination Payment”). After Landlord’s receipt of the full Termination Payment, and so long as Tenant has (i) surrendered the Premises in the condition required under this Lease, and (ii) executed and delivered to Landlord a Bill of Sale in the form attached hereto as Exhibit D conveying to Landlord, for no additional consideration, the furniture then located in the 14th Floor Space and which is substantially the same in quantity and quality (subject to reasonable wear and tear) to the furniture listed on the Furniture Inventory List (as such term is defined in the Contract), neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease. Further, if Tenant terminates this Lease pursuant to this Section 3.E, Landlord shall have no obligation to pay the Relocation Allowance to Tenant even if Landlord had previously elected to recapture the 14th Floor Space pursuant to Section 3.D above.
4. Rent.
     A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction (except as otherwise set forth herein), the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses (defined in Section 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). The monthly Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent for the partial month shall be prorated on a daily basis and shall be payable (in addition to the installment of Base Rent for the first full calendar month of the Term) upon the execution of this Lease by Tenant. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Furthermore, Landlord shall have the right to return or refuse acceptance of any payments made to Landlord’s lockbox address after an event of default has occurred which has not been cured during any applicable cure period. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease, except as otherwise herein provided.
     B. Excess Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each Lease Year (hereinafter defined) during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”). Notwithstanding the foregoing, Tenant’s Pro Rata Share of Controllable Expenses (defined below) shall not increase by more than three percent (3%) over Tenant’s Pro Rata Share of Controllable Expenses in the immediately preceding Lease Year, including the Base Year, on a cumulative, compounded basis. However, any increases in Controllable Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding Lease Years during the Term (subject to the foregoing limitation) until fully recouped by Landlord. For example, if Controllable Expenses were $100.00 in the Base Year, then the total Controllable Expenses that could be included in Operating Expenses in the second Lease Year (Lease Months 13 through 24) would be $103.00, for the third Lease Year (Lease Months 25 through 36) the amount would be $106.09, for the fourth Lease Year (Lease Months 37 through 48) the amount would be $109.27, and so on. In the preceding example, if Controllable Expenses in the third and fourth Lease Years were $107.50, then Landlord could include only $106.09 in Operating Expenses in the third Lease Year, but $108.91 (the Controllable Expenses plus the carry-forward from the third Lease Year) in the fourth Lease Year. The term “Controllable Expenses” means all Operating Expenses excluding the cost of utilities (and related expenses which are reasonably intended to reduce such costs), insurance premiums, and other expenses not within Landlord’s control directly arising from increases to minimum wage laws or other similar governmental requirements applicable to or imposed against owners of Comparable Buildings. Landlord will use reasonable efforts to minimize the impact of increases resulting from such governmental requirements. If Operating Expenses in any Lease Year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Operating Expenses for that Lease Year shall be $0. In no event shall Base Rent be reduced if Operating Expenses for any Lease Year are less than Operating Expenses for the Base Year. Within ninety (90) days of the beginning of each Lease Year after the Base Year, Landlord shall provide Tenant with a good faith estimate (itemized by category) of the Excess Operating Expenses for such Lease Year during the Term. On or before the first day of each month, Tenant shall, subject to the cap set forth above, pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses. If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised good faith estimate (itemized by category). After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate, provided such new estimate is received within one hundred eighty (180) days of the beginning of such Lease Year. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by September 1 of each Lease Year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate, provided such new estimate is received within one hundred eighty (180) days of the beginning of such Lease Year. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same Lease Year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Excess Operating Expenses and the obligations of Landlord to refund overpayments made by Tenant as provided herein shall survive the expiration or earlier termination of this Lease. The term “Lease Year” shall mean each successive period of twelve (12) Lease Months.
     C. Reconciliation of Operating Expenses. Within ninety (90) days after the end of the Base Year, Landlord shall furnish to Tenant a written statement of the actual Operating Expenses for the Base Year. Within ninety (90) days after the end of each subsequent Lease Year, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such Lease Year. Such statements shall be itemized by category and shall set forth the amount paid by Tenant toward Excess Operating Expenses and the amounts remaining due from or overpaid by Tenant. If the most recent estimated Excess Operating Expenses paid by Tenant for such Lease Year are more than the actual Excess Operating Expenses for such Lease Year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within thirty (30) days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior Lease Year are less than the actual Excess Operating Expenses for such Lease Year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Operating Expenses, any underpayment for the prior Lease Year. Landlord agrees that, in the event Landlord increases the level of security services provided in the Building after the Base Year (other than in connection with requirements for compliance with Payment Card Industry Data Security Standards, the expense of which shall be borne by Tenant), then an amount equal to ninety-five percent (95%) of the expenses relating to such increased level of security shall be added to the calculation of Base Year Operating Expenses accordingly.
     D. Operating Expenses Defined. Except as excluded in Section 4.E below, “Operating Expenses” means all costs and expenses incurred or accrued in each Lease Year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Common Areas and including all costs and expenditures relating to the following:
          (1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property used in the Common Areas; required or beneficial easements; and related service agreements and rental expenses; except that if replacements of any part of the Property are properly classified as capital in nature under generally accepted accounting principles, the cost of such replacements shall not be included in Operating Expenses except as provided in Section 4.D(8) below).
          (2) Administrative and management costs and fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties), provided that the management fee shall not exceed 3.5% of gross revenues for the Property; management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.
          (3) Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.
          (4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a reasonable proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below); however, to the extent the deductibles, coverages not required by this Lease, or self-insured retention exceed the deductibles, coverages or self-insured retention maintained by Comparable Landlords (hereinafter defined), such excess amounts will not be included in Operating Expenses. A “Comparable Landlord” shall mean a reasonably prudent commercial office building landlord owning a Comparable Building.
          (5) [Intentionally Deleted]
          (6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(8)); and all expenses and fees, including reasonable attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting Tax Expenses or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s reasonable costs).
          (7) Building safety services, to the extent provided or contracted for by Landlord, including, without limitation, the issuance of Building access cards.

          (8) Amortization of capital expenditures incurred: (a) to conform with Laws; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety (provided such measures are being implemented in Comparable Buildings) or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized on a straight line basis over the useful life of the improvement or a fifteen (15) year period, whichever is shorter.
          Goods and services purchased from Landlord’s subsidiaries and Affiliates to provide the goods or perform the services listed above shall be included as Operating Expenses to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.
     E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:
          (1) Leasing commissions, attorneys’ fees, advertising, and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant or of Landlord or its subsidiaries or Affiliates.
          (2) Goods and services furnished to an individual tenant or occupant of the Building which are above building standard.
          (3) Repairs, replacements and general maintenance paid by insurance proceeds, third parties or condemnation proceeds.
          (4) Except as provided in Section 4.D(8), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.
          (5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.
          (6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties, or service contracts, or by third parties.
          (7) Costs (other than reasonable maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.
          (8) Principal payments on indebtedness secured by liens against the Property, or costs of financing, refinancing or mortgaging the Property.
          (9) Rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property.
          (10) Tax Expenses (defined below) paid separately pursuant to Section 4.I.
          (11) Electrical service costs paid separately pursuant to Section 4.H.
          (12) Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payment of Tax Expenses, utility bills and other costs incurred due to Landlord’s failure to make payments when due, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith.
     F. Intentionally Deleted.
     G. Audit Rights. Within sixty (60) days after Landlord furnishes its statement of actual Operating Expenses for any Lease Year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such Lease Year only, subject to the following conditions: (1) there is no uncured event of default under this Lease after the expiration of any applicable cure period; (2) if a third party conducts the audit, such audit shall be prepared by an independent certified public accounting firm of recognized regional standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records; (6) Tenant and its accounting firm shall treat any audit in a confidential manner (except as required by law or to the extent necessary to enforce Tenant’s rights hereunder) and shall each execute Landlord’s reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and Landlord shall have the right to point out errors or make suggestions with respect to such audit report, and any appropriate comments or clarifications by Landlord which are accepted by Tenant’s auditor shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and not to unduly influence Tenant’s auditor in the preparation of the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Excess Operating Expenses in accordance with Section 4.B above. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within thirty (30) days of determination. If the audit reveals that Landlord’s calculation of Operating Expenses for the Lease Year under inspection was overstated by more than five percent (5%), then Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees (specifically including any reasonable travel and lodging expenses) applicable to the review of said Lease Year statement within thirty (30) days after receipt of Tenant’s invoice therefor. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable Lease Year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.
     H. Electrical Costs. In addition to the Excess Operating Expenses, and as a separate obligation, Tenant shall pay Landlord Tenant’s Pro Rata Share of the following costs incurred by Landlord (provided that such costs shall be the actual costs incurred by Landlord with no mark-up for profit by Landlord): (1) electrical services used in the operation, maintenance and use of the Property (but not including costs which are payable by tenants or occupants in the Building as Hourly HVAC Charges (defined below) or applicable to separately metered portions of their premises); (2) sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property; and (3) other directly related expenses which are reasonably intended to reduce such costs and which are not otherwise included in Operating Expenses. Tenant shall, with each monthly payment of Base Rent, pay Landlord’s estimate of Tenant’s Pro Rata Share of such electrical service costs in the same manner as provided for Operating Expenses in Sections 4.B and C. Tenant shall have the same rights to be provided reasonable substantiating evidence of and to audit Landlord’s determination of Tenant’s Pro Rata Share of such electrical service costs as are given Tenant with respect to Operating Expenses. Tenant shall be entitled to Tenant’s Pro Rata Share of any refunds and rebates Landlord receives from the electricity provider which are applicable to the Property, and Tenant shall not bear any expense for any costs or penalties incurred by Landlord for late payments of same to the provider so long as such late payment is not the result of Tenant’s failure to timely pay its portion of such amounts.
     I. Tax Expenses. In addition to the Excess Operating Expenses, and as a separate obligation, Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Tax Expenses (hereinafter defined) for each calendar year during the Term exceed Tax Expenses for the Tax Base Year (the “Excess Tax Expenses”). “Tax Expenses” are defined as the following costs incurred by Landlord: real estate taxes, assessments, excises, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments for other than ad valorem real property taxes, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property. Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, franchise, gross margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, and (iv) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase. Tax Expenses shall not include (a) Landlord’s estate, excise or income taxes (except for the rent, gross margins and similar taxes attributable to rent or other revenue derived from the Property described above), or (b) penalties and interest on Tax Expenses except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such Tax Expenses or as a result of Landlord’s contesting such amounts in good faith. Tenant shall pay Tenant’s Pro Rata Share of such Excess Tax Expenses on or before the later of December 1 of each year or thirty (30) days after notice from Landlord specifying the amount due. Landlord shall, within five (5) days after receipt of written request from Tenant, deliver to Tenant a copy of the relevant tax statements upon which the calculation of Tenant’s Pro Rata Share of Excess Tax Expenses is based. The term “Tax Base Year” shall mean actual Tax Expenses for calendar year 2008 determined as if Landlord had owned the Property for the entire calendar year. For purposes of this Lease, Tax Expenses shall not be reduced by any program grants paid under the EDA (hereinafter defined). Tenant agrees that, as between Tenant and Landlord, Landlord has the sole right to contest taxes levied against the Building and the Property (other than taxes levied directly against Tenant’s personal property within the Premises). Landlord shall use commercially reasonable efforts to control increases in property taxes by protesting tax appraisals of the Property; provided, however, that if Landlord determines in its commercially reasonable opinion, that such protest would have adverse consequences, Landlord may elect not to pursue to protest. Notwithstanding the foregoing, Landlord agrees to protest the 2009 tax appraisal if it exceeds the 2008 appraisal by more than ten percent (10%). Landlord shall, within five (5) days after receipt of written request from Tenant, supply Tenant with a copy of the tax assessment and/or tax appraisal on the Property and other relevant non-proprietary written information obtained in connection with an assessment and/or appraisal. Landlord will inform Tenant of Landlord’s plan and process with respect to contesting or protesting taxes, levies or the appraised value of the Property. In addition, upon written request by Tenant, Landlord will invite a representative of Tenant to attend a strategic planning meeting at Tenant’s sole cost and expense with Landlord’s property tax personnel regarding the taxes, levies and appraised value of the Property. Such meeting will be held at least five (5) days prior to the deadline for contesting or protesting taxes, in a location to be selected by Landlord.
     J. Program Grants. Notwithstanding anything to the contrary contained in Section 4.I above, the parties (i) acknowledge that Tenant is a party to an Economic Development Program Agreement with the City of Fort Worth, Texas (“City”) dated October 14, 2002 (as amended on April 26, 2005, collectively, the “EDA”), and (ii) agree that the following terms shall govern the benefits received by Tenant thereunder:
          (1) Throughout the Term and any extensions thereof, Tenant shall be the sole administrator of the rights and obligations under the EDA. On the Commencement Date, Landlord and Tenant shall execute an agreement whereby Tenant assigns, and Landlord assumes, an undivided interest in the obligations under the EDA, including the obligations to comply with the commitments set forth in Sections 5.2 and 5.3 of the EDA (the “Partial Assignment”). Immediately upon expiration or earlier termination of this Lease, Tenant shall assign to Landlord all of Tenant’s rights and obligations under the EDA to the extent such rights are assignable and without any representation, covenant or warranty with respect to the enforceability of such assignment or the rights and obligations under the EDA.
          (2) Landlord agrees to pay prior to delinquency all real property taxes described in the EDA.
          (3) During the Term and any extensions thereof, Tenant shall make application to the City each year for all of the program grants allowed under the EDA. Landlord agrees to deliver to Tenant prior to January 15 of each calendar year all information Tenant reasonably requests in order to prepare such application for the preceding calendar year. Landlord, at no cost to Tenant, shall have the right to approve the application prior to submission to the City, but such approval shall not be unreasonably withheld, conditioned or delayed. After the expiration or earlier termination of this Lease, Landlord shall make application to the City for all of the program grants allowed under the EDA. Tenant agrees to deliver to Landlord prior to January 15 of the following calendar year all information Landlord reasonably requests in order to prepare such application for the calendar year immediately preceding the expiration or termination of this Lease. Tenant, at no cost to Landlord, shall have the right to approve the application prior to submission to the City, but such approval shall not be unreasonably withheld, conditioned or delayed. Each application shall contain specific allocations of the portions of the program grant payments attributable to (i) taxes paid on Tenant’s personal property, (ii) taxes paid on Landlord’s personal property, and (iii) real property taxes paid on the Property.
          (4) Landlord shall retain any and all of the program grants it receives from the City attributable to taxes paid on Landlord’s personal property. Landlord agrees to pay the program grant payments which are attributable to taxes paid on Tenant’s personal property to Tenant within ten (10) Business Days after receipt from the City. If Landlord fails to reimburse Tenant for such amounts within such ten (10) Business Day period, Tenant shall thereafter be entitled to deduct such amounts from the next sum(s) due by Tenant under this Lease.
          (5) Pursuant to the terms of the Partial Assignment, Tenant agrees to instruct the City to deliver the program grants payable under the EDA to an account designated by Landlord. Landlord agrees to deliver to Tenant within ten (10) Business Days after receipt from the City (if ever) a sum equal to Tenant’s Pro Rata Share (as same may fluctuate from time to time) multiplied by the total amount of the program grants Landlord receives from the City attributable to real property taxes paid by Landlord on the Property during the preceding calendar year. If Landlord fails to reimburse Tenant for such amounts within such ten (10) Business Day period, Tenant shall thereafter be entitled to deduct such amounts from the next sum(s) due by Tenant under this Lease. The program grant payments applicable to real property taxes for calendar year 2008 shall be prorated on a per diem basis, with Tenant being entitled to the portion of such payments relating to the period from January 1, 2008 through the day before the Commencement Date and Landlord being entitled to the portion of such payments relating to the period from the Commencement Date through December 31, 2008, less Tenant’s Pro Rata Share as set forth above.
5. Tenant’s Use of Premises.
     A. Permitted Uses. The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property or any work by Landlord or its contractors in the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 20% of the Rentable Square Footage of the Premises: (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; flu shots; sample sales; and similar employee services; (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services. The rights set forth in the preceding sentence allowing certain ancillary uses are personal to the specific party originally identified as the “Tenant” under this Lease and under any Permitted Transfer and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building. Except with respect to any space located on the first floor, the terrace floor or the 20th floor of the Building, Landlord shall require that the Building be used only for the Permitted Use and the ancillary uses permitted above. Landlord shall not use or permit the use of the Building for any purpose which is illegal, creates noises or vibrations, is dangerous to persons or property, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property. No tobacco smoke shall be permitted in any portion of the terrace or first floor lobby of the Building. Landlord also agrees, provided Tenant is not in default beyond any applicable cure period, not to lease any portion of the Building to a retailer whose primary business is the sale of home furnishings.

     B. Compliance with Laws. Tenant shall comply with all Laws regarding the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within ten (10) days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws affecting the Premises. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time; provided that in the event there is a conflict between the rules and regulations and this Lease, the terms of this Lease shall govern. Landlord shall enforce the rules and regulations for the Building in a reasonably nondiscriminatory manner. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all such rules and regulations.
     C. Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the exclusive benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities. Landlord acknowledges that the data center located on the 8th floor of the Building and the telecom closets on each floor of the Premises are “Secured Areas”. Landlord shall not have access to such Secured Areas except (i) in the event of an emergency, in which case, Landlord may use whatever means necessary to access such Secured Areas, at no expense to Landlord, and (ii) in the event of a Landlord or Mortgagee inspection, in which case Landlord shall provide 24 hours prior written notice to Tenant of the date and time of such inspection. Landlord agrees that (a) such inspections shall not take place more than four (4) times in any calendar year and (b) an agent or employee of Tenant will accompany Landlord and or its Mortgagee during any such inspections of the Secured Areas. Landlord shall not be required to provide janitorial or other services to the Secured Areas which services require Landlord’s employees or agents to have access to such Secured Areas.
6. Security Deposit. Intentionally Deleted.
7. Services Furnished by Landlord.
     A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:
          (1) Water (at the normal temperature of the water supply to the Building) for use in the lavatories, toilets and kitchens on each floor on which the Premises are located.
          (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as supplied in Comparable Buildings. Tenant, upon such notice as is reasonably required by Landlord (but not more than twenty-four (24) hours notice), and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $50.00 per operating hour per floor (the “Hourly HVAC Charge”). Beginning on the first anniversary of the Commencement Date, Landlord shall have the right, upon thirty (30) days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair to the extent (and only to the extent) Landlord’s actual, out-of-pocket expenses in providing such services increase following the Commencement Date, and any notice of increase in cost shall contain a detailed summary of the basis for the cost increase and a comparison to 2008 costs. No adjustments to the Hourly HVAC Charge shall cause same to exceed the rates charged for such services in Comparable Buildings. Notwithstanding the foregoing, Tenant shall, at its sole cost and expense, install and maintain a submeter for the portion of the Premises located on the 7th and 8th floors of the Building and pay to Landlord the actual cost of the HVAC service on such floors pursuant to Section 8.C. Tenant may require HVAC Service during hours other than Normal Business Hours for such submetered floors and shall not be charged an Hourly HVAC Charge for such additional service provided to such submetered floors.

          (3) Maintenance and repair of the Property as described in Section 9.B.
          (4) Janitorial service five days per week (excluding Holidays), similar to the service provided in Comparable Buildings (hereinafter defined). If Tenant’s use of the Premises, floor covering or other improvements requires special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services. Notwithstanding the foregoing, Tenant will contract separately for janitorial services in the Secured Areas using contractors approved by Landlord, which approval shall not be unreasonably withheld. Sealco, the contractor employed by Tenant on the Commencement Date to provide janitorial services to the Secured Areas, has been approved by Landlord.
          (5) Passenger elevator service to the floors on which the Premises are located for ingress to and egress from the Premises and freight elevator service in common with other Building occupants, subject to periodic elevator repair and maintenance, events of Force Majeure, casualty, governmental regulation and Landlord’s reasonable policies and procedures for use of the elevator(s) in the Building.
          (6) Exterior window washing at such intervals as determined by Landlord, but not less frequently than twice each calendar year.
          (7) Maintain and manage the current level of security for the Building and the Parking Facilities (as such term is defined in Exhibit C attached hereto) as an Operating Expense including without limitation, a multi-function card-key building access system to the Premises and Parking Facilities and throughout the Building (including the stairwells). Landlord shall provide such security requirements in the Building as necessary for Tenant to comply with Payment Card Industry Data Security Standards; provided however, to the extent the costs related to compliance with such standards exceeds the security costs paid for such compliance in the Base Year, all of such excess costs shall be paid by Tenant to Landlord within thirty (30) days after notice from Landlord. Landlord agrees to maintain restricted access to the NetPop rooms and all telecom rooms that are not located in the Premises. Landlord also agrees to provide “add/change/delete” services with respect to Tenant’s employee’s card-keys within one (1) Business Day after receipt of the necessary instructions from Tenant.
          (8) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.
          (9) Access to the Premises and the Parking Facilities 24 hours a day, 365 days a year (subject to the provisions of this Lease with respect to casualty and condemnation); provided, however, during periods after Normal Business Hours, Landlord may establish reasonable rules and regulations in connection with such access.
          (10) Extermination service at such intervals as reasonably determined by Landlord.
          (11) A cafeteria or other similar food service provider offering food for purchase on the terrace level of the Building, substantially similar or better in Landlord’s reasonable judgment to the food services currently being provided in the Building by Sodexho; provided, however, Landlord shall not be required to continue such cafeteria or food service unless there are at least 640 occupants in the Building.
          (12) Maintain the current loading dock and related service areas.
          (13) Although Landlord will not provide wireless network services for the Building, Landlord agrees not to remove the existing WiFi infrastructure in the Premises or modify such infrastructure in any way which would adversely impact Tenant’s ability to use such wireless services.
          (14) Landlord acknowledges that the following specialized equipment and systems are critical to Tenant’s data center operations and the operation of the NetPop rooms located on the terrace level of the Building (collectively, “Tenant’s Critical Operations”): water-cooled electric water chillers, roof mounted cooling tower, the emergency generator, chilled water pumps, condenser water pumps, automatic transfer switch, manual transfer switch and the Building automation system and the related electrical and water supply systems (collectively, “Critical Systems and Equipment”). Tenant represents and warrants to Landlord that the Critical Systems and Equipment were initially installed in the Building by Tenant and are being transferred to

Landlord on the Commencement Date in good working order and condition. From and after the date of installation, Tenant has performed all scheduled maintenance and testing of the Critical Systems and Equipment at the manufacturers’ recommended levels and intervals and has provided Landlord with copies of such maintenance and testing records and logs. Landlord shall not make any alterations, modifications or improvements to the Critical Systems and Equipment if such alterations, modifications or improvements would adversely affect Tenant’s Critical Operations. Landlord shall perform all scheduled maintenance and testing of the Critical Systems and Equipment at the manufacturers’ recommended levels and intervals and shall provide Tenant with copies of such maintenance and testing records and logs. Notwithstanding Landlord’s obligation to perform such maintenance, testing and repairs to Critical Systems and Equipment and notwithstanding anything to the contrary in Section 7.B, Landlord shall not intentionally interrupt or reduce any electrical or water services at the Building or perform any maintenance, testing or repairs to the Critical Systems and Equipment without first obtaining Tenant’s approval as to the time, duration and scope of any such activity, such approval not to be unreasonably withheld.
     The services described in subsections (1) through (13) above shall be subject to reasonable changes by Landlord so long as such services are comparable to those provided in Comparable Buildings during the Term (and any renewals or extensions thereof). “Comparable Buildings” shall mean other comparable first-class office buildings in the downtown Fort Worth, Texas area, taking into account age, size, location and other relevant operating factors.
     B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. Landlord shall provide Tenant no less than three (3) Business Days’ prior written notice of any upcoming Service Failure of which Landlord has control or actual advance knowledge or notice, except in the event of a real or apparent emergency; and Landlord shall use commercially reasonably efforts to minimize any disruption to Tenant’s use and occupancy of the Premises due thereto. Except as otherwise provided in this Lease, no Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Any provision herein to the contrary notwithstanding, if a Service Failure relating to an interruption or termination of an Essential Building Service (“Essential Service Failure”) continues for a period of three (3) consecutive Business Days after Landlord’s receipt of Tenant’s written notice of the Service Failure, Tenant shall have the following rights and remedies:
     (i) Effective on the fourth (4th) consecutive Business Day after such Essential Service Failure, Tenant shall be entitled to an equitable abatement of Rent commensurate to that portion of the Premises not being reasonably usable by Tenant for the Permitted Use (unless the Essential Service Failure is caused by a fire or other casualty, in which event Section 16 controls) calculated on a per square foot basis and ending at the time the Premises or such applicable portion are again suitable for use by Tenant for its Permitted Use.
     (ii) If such Essential Service Failure results in the Premises or any material portion thereof not being reasonably usable by Tenant for the Permitted Use (“Untenantable”), and is not cured within fifteen (15) days (“First Cure Period”) after Landlord’s receipt of Tenant’s written notice of the Essential Service Failure (or within such longer period of time as is reasonably necessary to cure such Essential Service Failure if it cannot be cured within the First Cure Period, and Landlord has commenced and is diligently and continuously pursuing such cure within the First Cure Period but in no event to exceed thirty (30) days after Landlord’s receipt of Tenant’s written notice of the Essential Service Failure), then Tenant, at its option, shall have the right to cure such Essential Service Failure, if curable by Tenant without voiding any applicable warranties pertaining to Building systems or components, provided such cure is effectuated in the manner of a prudent commercial landlord (which includes giving at least 24 hours written notice prior to entering the space of another tenant if necessary to perform the cure), and in accordance with the provisions hereof. In the event Tenant proposes to undertake to correct or cure such Essential Service Failure, Tenant shall submit to Landlord a description of the steps Tenant intends to take, in the manner of a prudent commercial landlord, to correct or cure the Essential Service Failure (the “Self Help Notice”). Unless Landlord commences the curative action specified in Tenant’s Self Help Notice within two (2) Business Days after Landlord’s receipt thereof and diligently thereafter prosecutes cure of the Service Failure but in no event to exceed an additional thirty (30) days after such 2 Business Day period, Tenant may (after Landlord’s failure to commence within the 2 Business Day period, diligently pursue to completion, or complete within such additional 30 day period, as applicable) proceed with the cure of the Essential Service Failure in the manner specified in the Self Help Notice. If Tenant so effectuates a cure of the Essential Service Failure and restores the Premises to tenantable condition thereby, then Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with such cure. If Landlord fails to reimburse Tenant for such reasonable costs within thirty (30) days after receipt of written notice thereof, Tenant shall thereafter be entitled to deduct such reasonable sums from the Base Rent payable by Tenant under this Lease and due for the month or months following the month in which the said sums were so expended by Tenant; provided however, if such sums exceed twenty percent (20%) of the monthly installment of Base Rent, Tenant shall deduct such excess from the next monthly installment(s) of Base Rent (not to exceed twenty percent (20%) thereof) until fully reimbursed. In addition, Tenant’s right to self-help under this Section 7.B is personal to the party named as Tenant herein, and shall terminate upon assignment of this Lease (except pursuant to a Permitted Transfer) or subletting of more than twenty percent (20%) of the Premises. Tenant shall Indemnify and Defend the Landlord Parties and other tenants and occupants of the Building from and against all Claims in connection with or arising out of Tenant’s cure of or attempt to cure any Essential Service Failure.
     (iii) If such Essential Service Failure results in the Premises or any material portion thereof being Untenantable, and is not cured within sixty (60) days (“Second Cure Period”) after Landlord’s receipt of Tenant’s written notice of such Essential Service Failure (or within such longer period of time as is reasonably necessary to cure such Essential Service Failure if it cannot be cured within the Second Cure Period, and Landlord has commenced and is diligently and continuously pursuing such cure within the Second Cure Period but in no event to exceed one hundred twenty (120) days after Landlord’s receipt of Tenant’s written notice of the Essential Service Failure), then Tenant, at its option, may terminate this Lease and all of its obligations for the remaining balance of the Term, and any renewals or extensions thereof, whichever shall be applicable, and the parties hereto shall be relieved of all liabilities and obligations hereunder (other than those which expressly survive termination) as of the date of Tenant’s written notice of termination pursuant to this Section 7.B. Notwithstanding the foregoing, if the Essential Service Failure is caused by the gross negligence or intentional misconduct of a Tenant Party, Tenant shall not be entitled to the termination rights expressed in this Section 7.B, and if the Service Failure is caused by a fire or other casualty, Section 16 of this Lease controls. As used herein, “Essential Building Services” shall mean ventilation, heating and air conditioning, passenger elevator service, access to the Building, water (including chilled water supply), sewer service, and electricity. Landlord shall exercise commercially reasonable efforts to remove the cause of such Essential Service Failure and restore reasonable access to the Premises and/or the Building, utility and/or service as soon as possible to the levels existing prior to such Essential Service Failure.
     C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement reasonably acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.
8. Use of Electrical Services by Tenant.
     A. Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient for (i) low voltage capacity (120/128) volts) for up to 5.0 watts per Rentable Square Foot to operate machines of low voltage electrical consumption, such as typewriters, calculators, photocopiers, telecommunication equipment, desktop and stand alone and network computers and word processors, and (ii) high voltage capacity (277/480 volts) for up to 4.0 watts per Rentable Square Foot to operate fluorescent lighting and equipment of high voltage electrical consumption (“Electrical Capacity”). Upon Landlord’s reasonable belief that Tenant’s consumption exceeds Electrical Capacity, Landlord may, from time to time (but not more frequently than once per calendar year), calculate Tenant’s actual electrical consumption in the Premises (on floors other than those which are submetered) by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s reasonable expense, but such expense shall only be charged to Tenant if the survey determines that Tenant’s electrical consumption is above Electrical Capacity. The cost of any electrical consumption used by equipment designed to operate 24 hours a day/7 days a week, supplemental cooling units, or any other equipment located on floors which are not submetered, which exceeds Electrical Capacity shall be paid by Tenant in accordance with Section 8.D. If an audit performed by Tenant pursuant to Section 4.H reveals that the electrical consumption of another tenant or occupant in the Building exceeds Electrical Capacity and the premises of such other tenant or occupant is not then separately metered, Landlord will, at Landlord’s option, install an electrical consumption submeter in such other tenant’s or occupant’s premises or equitably allocate such excess electrical expense to such other tenant or occupant. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements, subject to Tenant’s rights and Landlord’s obligations pursuant to Article 7.
     B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property provided that Landlord shall use commercially reasonable efforts to obtain services and rates competitive with those services and rates obtained by landlords for Comparable Buildings whose contracts were negotiated during the same periods of time and with providers of comparable quality. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related expenses which are reasonably intended to reduce such costs, shall be included in the electrical services costs referenced in Section 4.H, unless paid directly by Tenant.
     C. Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install an electrical consumption submeter for the Premises at Tenant’s expense, but such installation shall only occur if Landlord has a reasonable belief (based upon a survey performed pursuant to Section 8.A) that Tenant’s electrical consumption has increased by more than ten percent (10%) over Tenant’s electrical consumption during the Base Year. If submetering is installed for the Premises, as allowed herein, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time along with any other out-of-pocket related costs paid by Landlord for such electrical consumption (but not to the extent such other out of pocket related costs are included in Operating Expenses or in the costs payable by Tenant under Section 4.H), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same (such consent not to be unreasonably withheld). In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.H, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.
     D. Excess Electrical Service. Except for submetered floors, Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, Electrical Capacity for the Premises. If Tenant requests permission to consume excess electrical service, Landlord may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. Repairs and Alterations.
     A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted, except as provided in Section 9.B below. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive use of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; and (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either (a) to perform any of the maintenance or repair obligations specified in such notice (provided Landlord’s charge for such work is competitive with the fees charged for comparable work by contractors performing work in the Fort Worth, Texas area who are similarly experienced in comparable work), or (b) require that Tenant perform such obligations by using contractors approved by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, if the maintenance or repair will cost less than $25,000, Tenant may perform such obligations pursuant to (b) above. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to commence and complete any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required if there is an emergency) or such longer period of time as may be reasonably necessary provided Tenant diligently pursues such repairs to completion, Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs.
     B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety, building automation and security systems serving the Building generally [including without limitation, the Critical Systems and Equipment (defined in Section 7.A(14))]; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall have no obligation to repair or perform maintenance on any of Tenant’s furnishings, trade fixtures, equipment and inventory. Landlord shall promptly commence repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible and complete such repairs within fifteen (15) days after receipt of notice from Tenant, or such longer period of time as may be reasonably necessary provided Landlord diligently pursues such repairs to completion.
     C. Alterations.
          (1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance, not to be unreasonably withheld. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.
          (2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration (other than a Minor Alteration), Tenant shall furnish to Landlord for review and approval, not to be unreasonably withheld: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and evidence of Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval, not to be unreasonably withheld. Some of the foregoing requirements may be waived by Landlord; provided that such waiver is obtained in writing prior to the commencement of such Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Landlord has approved the work being done in the Premises by James R. Thompson, Inc. pursuant to that certain Amendment A to AIA Document A101-1997 dated April 21, 2008 (the “JRT Contract”). Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. For any Alterations the cost of which exceeds $10,000, Tenant shall pay to Landlord (within 30 days after receipt of an invoice from Landlord) a fee equal to 5% of the cost of such Alterations in excess of $10,000, for Landlord’s oversight and coordination thereof. Although Landlord has the right to oversee the construction under the JRT Contract, no fee will be due to Landlord in connection with the JRT Contract. No later than thirty (30) days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.
          (3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations (other than Minor Alterations) will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.
10. Entry by Landlord. During the last six (6) Lease Months of the Term, Landlord may enter the Premises to show it to prospective tenants with twenty-four (24) hours’ advance written notice and during Normal Business Hours. Landlord, its agents, contractors and representatives may enter the Premises to inspect or examine the Premises, to clean and make repairs, alterations or additions to the Premises as reasonably necessary or proper for the safety, improvement or preservation of the Premises, and, subject to Section 7.B of this Lease, to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises, so long as any such entry does not unreasonably interfere with Tenant’s use and occupancy of the Premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with at least twenty-four (24) hours’ prior notice of any such entry into the Premises, which may be given orally. Subject to the terms of Section 7.B above, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that subject to Section 7.B above, Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises and without unreasonable interference with Tenant’s use and occupancy of the Premises. Subject to the terms of Section 7.B above, entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the above, any entry into the Secured Areas shall be in accordance with the provisions of Section 5.C.
11. Assignment and Subletting.
     A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld (except that Tenant may permit the use or occupancy of a portion of the Premises not to exceed a total of 10% of the Rentable Square Footage of the Premises (and which shall not be comprised of a full floor of the Premises) by representatives of any entity which is then performing audit or similar services or services related to Tenant’s business which were previously performed or could be performed by employees of Tenant). Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not indicate the ability to fully perform the financial obligations under this Lease as determined by Landlord in its reasonable discretion; (2) the proposed transferee is a governmental organization, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease; (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer and such Laws would have a material and adverse affect on Landlord; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, or activities of the proposed transferee (or its principals) does not meet the standards for tenants of Comparable Buildings; (7) the proposed transferee is or has been involved in material litigation with Landlord or any of its Affiliates within the past two (2) years; (8) Landlord determines, in its reasonable discretion, that the proposed Transfer would be detrimental to Landlord’s business or the operation of the Building; or (9) the proposed Transfer would adversely and materially affect the program grants payable under the EDA at the time of the Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. If Tenant prevails in such action, then Tenant shall have the right to terminate the Lease with respect to the portion of the Premises which was the subject of the proposed Transfer effective as of the earlier of the date Tenant actually vacates such portion of the Premises or the date that the action is finally adjudicated. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.
     B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. If Landlord fails to notify Tenant that it approves or disapproves the proposed Transfer within thirty (30) days after submission to Landlord of all of the items required under this Section 11, and such failure continues for 5 additional Business Days after Landlord’s receipt of written notice which states in bold typeface that “FAILURE TO NOTIFY TENANT OF APPROVAL OR DISAPPROVAL WITHIN 5 BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL OF THE PROPOSED TRANSFER”, Landlord shall be deemed to have approved such proposed Transfer. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease.
     C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord fifty percent (50%) of such excess. Tenant shall pay Landlord for Landlord’s share of any excess within thirty (30) days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.
     D. Intentionally Deleted.
     E. No Consent Required. Anything herein to the contrary notwithstanding and without the express written consent of Landlord, Tenant may assign this Lease or sublease the Premises, in whole or in part, to: (i) any corporation into which or with which Tenant has merged or consolidated; (ii) any parent, subsidiary, successor, or Affiliate (as hereinafter defined) of Tenant; (iii) any corporation which acquires all or substantially all of the assets or issued and outstanding shares of capital stock of Tenant; or (iv) any partnership, the majority interest of which shall be owned by the parent of Tenant (collectively, a “Permitted Transfer”); provided the resulting entity from such merger or consolidation or the transferee, other than a parent, subsidiary or affiliated corporation of Tenant from any such acquisition, shall have a net worth not less than Tenant’s prior to the merger, consolidation, or acquisition; and provided further any such assignee or sublessee, as the case may be, shall agree in writing to assume and perform all of the terms and conditions of this Lease on Tenant’s part to be performed from and after the effective date of such assignment or subletting. As used in this Lease, “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant (or Landlord, as the case may be).
     F. Landlord’s Option to Recapture. If Tenant desires to sublease any portion of the Premises, Tenant shall deliver written notice to Landlord at least ninety (90) days prior to the date on which Tenant desires to vacate such portion of the Premises (the “Release Notice”), which shall specify the portion of the Premises Tenant desires to sublease (the “Release Space”) and the date by which Tenant desires to vacate such space (the “Release Date”) (which shall not be earlier than ninety (90) days after Landlord’s receipt of the Release Notice). Any request for consent required under Section 11.A above may be given at the same time, prior to or after delivery of the Release Notice. Landlord shall have the option to recapture and thereby terminate Tenant’s lease of the Release Space on the Release Date, provided Landlord gives written notice thereof to Tenant not later than thirty (30) days after the receipt of the Release Notice. On the Release Date, Tenant shall surrender the Release Space to Landlord in the condition required pursuant to Article 29 of this Lease and Tenant’s lease of the Released Space shall terminate. In the event Tenant fails to timely surrender the Release Space in accordance with Article 29 of the Lease, effective as of the date immediately following the Release Date and for so long as Tenant thereafter remains in occupancy of the Release Space, Tenant shall pay holdover rent for the Release Space in accordance with Article 24 of the Lease. If Landlord does not notify Tenant within thirty (30) days after its receipt of the Release Notice that it has elected to recapture the Release Space, Landlord shall be deemed to have elected not to recapture the Release Space. In such event, Tenant shall have the right to sublease the Release Space, subject to the provisions of this Article 11. If Tenant has not subleased the Release Space within 150 days after Landlord elected, or was deemed to have elected, not to recapture the Release Space (which 150 day period shall be extended if Tenant is then in good faith negotiations with a potential subtenant for the duration of such negotiations), Tenant shall again be obligated to comply with the provisions of this Section 11.F.
12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within twenty (20) days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to so discharge or bond or insure over the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within thirty (30) days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.
13. Indemnity. Subject to Article 15, Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises, even if such liabilities are caused solely or in part by the ordinary negligence of a Landlord Party, but not to the extent such liabilities are caused by the gross negligence or willful misconduct of a Landlord Party.
14. Insurance.
     A. Tenant’s Insurance. Subject to the attached Exhibit F, Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance, including contractual liability, applicable to Tenant’s business activities, the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses including the Tenant’s rent obligations under this agreement; (4) commercial business automobile liability insurance to cover all owned, hired and nonowned automobiles providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; (6) employer’s liability insurance in an amount of at least $500,000 each accident, policy limit and each employee; and (7) umbrella liability insurance that follows form in excess of the limits specified above in (1), (4) and (6), with limits of no less than $5,000,000 per occurrence and in the aggregate. To the extent of the liabilities assumed by Tenant under this Lease, all commercial general liability, commercial business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and Affiliates of Landlord, as “additional insureds” and shall be primary with respect to the Premises, with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below fifty percent (50%) of the limit required by this Lease, Tenant will notify Landlord in writing within ten (10) days of the date of reduction and shall, if requested by Landlord, reinstate or purchase such additional limits required to remain in compliance with this Section 14.A. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and the Property Manager at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the Commencement Date, and upon renewals on or before the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. Deductibles and self-insured retention of $1,000,000 and less shall be deemed acceptable to Landlord, and amounts in excess of $1,000,000 shall require approval by Landlord, but such approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall not be required to deliver a copy of its insurance policies to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease. The foregoing insurance and any other insurance carried by Tenant may be effected by a policy or policies of blanket insurance and shall be under Tenant’s sole control. Tenant’s failure to fulfill its obligations under this Section 14.A within the time frames specified above, and the continuation of any such failure for a period of two (2) days after Landlord delivers a written notice requesting same, shall constitute a Time Sensitive Default under this Lease.
     B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general or excess liability insurance, including contractual liability, applicable to the Property which provides, a limit for bodily injury or property damage of $40,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be under Landlord’s sole control. To the extent of the liabilities assumed by Landlord under this Lease, all commercial general liability and umbrella policies shall name Tenant (or any successor) and Affiliates of Tenant as “additional insureds” and shall be “primary” with respect to all of the Property other than the Premises, with Tenant’s policy being secondary and noncontributory. All policies of Landlord’s Insurance shall contain endorsements that the insurer(s) shall give Tenant at least thirty (30) days’ advance written notice of any change, cancellation, termination or lapse of insurance. Landlord shall provide Tenant with a certificate of insurance and all required endorsements evidencing Landlord’s Insurance prior to the Commencement Date and upon renewals on or before the expiration of the insurance coverage. The limits of Landlord’s insurance shall not limit Landlord’s liability under this Lease, but Landlord’s liability under this Lease is limited pursuant to the provisions of Section 20.
     C. Insurance Underwriter Rating. Any company underwriting any of Tenant’s Insurance or Landlord’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII.
15. Mutual Waiver of Subrogation. Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claims, action or causes of action against all Landlord Parties for any loss of or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof) and worker’s compensation and employer liability claims, including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Landlord Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, subject to Section 4.D(4), Landlord waives and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claims, action or causes of action against all Tenant Parties for any loss of or damage to Landlord’s business, any loss of use of the Property, any additions or improvements to the Property, or any loss, theft or damage to Landlord’s personal property (including Landlord’s automobiles or any contents in the Building) and worker’s compensation and employer liability claims, including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Tenant Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.
16. Casualty Damage.
     A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required which is reasonably anticipated to require a closure of the Building for a period in excess of three (3) months (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than eighteen (18) Lease Months of the Term remaining on the date of the casualty (provided if this Lease is still in the initial Term, Landlord may not terminate if Tenant exercises its renewal right); (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within ninety (90) days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord provided Landlord carries the insurance required to be carried hereunder. Notwithstanding anything to the contrary contained in the immediately preceding sentence, if the insurance proceeds received by Landlord are insufficient to cover the cost of restoring the Building and/or the Premises in accordance with this Section 16.A, and Landlord, in its sole discretion, does not elect to pay the difference, Landlord shall terminate this Lease by notifying Tenant in writing within ninety (90) days after the date of the casualty. If Landlord terminates this Lease pursuant to this Section 16.A, Tenant shall use commercially reasonable efforts to remove its personal property from the Premises within thirty (30) days after Landlord has delivered notice of termination. To the extent permitted by Law, Tenant shall be granted access to the Secured Areas during the repair or reconstruction of the Building and will be allowed a period of ninety (90) days to remove its personal property from the Secured Areas before Landlord commences demolition. If Landlord terminates this Lease pursuant to this Section 16.A, and provided (i) there are at least forty-two (42) Lease Months remaining in the initial Term at the time of the casualty, and (ii) Tenant was not in default under the Lease beyond any applicable cure period at the time of such casualty, then Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord and reasonably acceptable to Tenant to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Building, using standard working methods (“Building Completion Estimate”). If the Building Completion Estimate indicates that the Premises can be restored within twelve (12) months from the date of damage and Landlord elects, in its sole discretion, to rebuild the Building for general office use, Tenant shall have the right to reinstate the Lease effective on the date the restoration of the Building is Substantially Complete (defined below) by delivering written notice to Landlord no later than thirty (30) days after Tenant’s receipt of the Building Completion Estimate. Upon such timely election, the Lease shall be deemed reinstated and shall continue in full force and effect from the date of Substantial Completion of the restoration work as though it had not been terminated, except that (a) the Term shall be tolled between the date of the fire or other casualty and the date the restoration of the Building is Substantially Complete, and (b) Tenant shall no longer have the option to terminate the Lease pursuant to Section 3.E. As used herein, the restoration of the Building shall be deemed to be “Substantially Complete” on the earlier of the date a certificate of occupancy is issued for the Building, or the date Tenant resumes possession of the space for the Permitted Use. Notwithstanding the foregoing, the parties acknowledge that Landlord shall only be required to restore the Building with building standard improvements and that any above building standard finishes shall be paid for by Tenant. In addition, Tenant’s construction of such additional improvements shall not delay the determination of the date on which the restoration of the Building is deemed to be Substantially Complete. The Lease shall be reinstated and payments of Rent shall resume whether or not Tenant has completed its improvements to the Premises, all of which shall be subject to the provisions of Section 9.
     B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord and reasonably acceptable to Tenant to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within the shorter of one hundred eighty (180) days from the date the repair and restoration work is started or two hundred seventy (270) days from the date of the casualty (the “Reconstruction Period”), then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within ten (10) days after receipt of the Completion Estimate. If the Premises have been materially damaged and there is less than twelve (12) Lease Months of the Term remaining on the date of the casualty, Tenant shall have the right to terminate this Lease by giving written notice to Landlord of such election within forty-five (45) days after the date of the casualty. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the intentional misconduct of Tenant, its employees, agents or contractors. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A. If Landlord fails to complete such repairs to the Premises within the Reconstruction Period, then Tenant shall have the right to terminate this Lease following ninety (90) days written notice given after the Reconstruction Period; provided, however, if Landlord completes such repairs prior to the expiration of the ninety (90) day notice period, Tenant’s right to terminate shall be null and void. The Term shall be tolled between the date of such fire or other casualty and the date Landlord has completely repaired or restored the Premises.
     C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until Tenant receives a certificate of occupancy or similar permit and substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the intentional misconduct of Tenant, its employees, agents or contractors. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.
17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Either party shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within forty-five (45) days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.
18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:
     A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”); provided Tenant shall not be deemed in Monetary Default unless Tenant fails to pay the Rent within five (5) days after written notice from Landlord that such Rent is past due. Notwithstanding the foregoing, Tenant shall not be entitled to such written notice on more than two (2) occasions per Lease Year, and Tenant’s subsequent failure to pay Rent when due shall, at Landlord’s option, be deemed an incurable event of default by Tenant.
     B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 24 or 25 (a “Time Sensitive Default”).
     C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed an additional thirty (30) days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the thirty (30) day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than 2 occasions during any Lease Year, Tenant’s subsequent violation of the same term, provision or covenant within the same Lease Year shall, at Landlord’s option, be deemed an incurable event of default by Tenant.
     D. Tenant becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant under such Laws and is not dismissed within forty-five (45) days after the date of such filing, makes a transfer in fraud of creditors or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.
     E. The leasehold estate is taken by process or operation of Law.
19. Remedies.
     A. Landlord’s Remedies. Upon any event of default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:
          (1) Terminate this Lease;
          (2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease, and without complying with applicable Law, the benefits of which are waived by Tenant to the fullest extent permitted by applicable Law;
          (3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;
          (4) Cure such event of default for Tenant at Tenant’s expense (plus a ten percent (10%) administrative fee); and/or
          (5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;
     B. Measure of Damages.
          (1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of the Prime Rate (defined below) plus six percent (6%) per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

          (2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.
     C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises or Landlord’s exercise of any other remedy either as provided herein or otherwise, shall not relieve Tenant of its liabilities and obligations under this Lease including, without limitation, Tenant’s liability for the payment of Rent or any other damages Landlord may incur by reason of Tenant’s breach. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity, except that if Landlord chooses to accelerate rent, the calculation shall be as set out in the definition for Landlord’s Rental Damages above. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of the “default rate” (as set forth in Section 19.B.1 or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to $2,500.00. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.
     D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is a parent, subsidiary or other Affiliate of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept reasonable lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. Tenant must plead and prove by a preponderance of the evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.
     E. Landlord’s Lien. Landlord hereby waives any landlord’s lien, statutory or otherwise, and any security interest upon any property of Tenant now or hereafter placed in or upon the Premises.
     F. Landlord Defaults and Tenant Remedies. Landlord shall be in default under this Lease in the event Landlord has not completed the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform (or within such longer period of time as is reasonably necessary to cure such failure if it cannot be cured within such thirty (30) day period, and Landlord has commenced and is diligently and continuously pursuing such cure but in no event to exceed an additional thirty (30) day period). A copy of the notice required by the preceding sentence shall be sent simultaneously to each Mortgagee. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default, except as specifically provided herein. Tenant waives such remedies of termination or recission (except as otherwise specifically provided for in this Lease) and agrees that Tenant’s remedies for default under this Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to Sections 3.B and 20. In addition, Tenant shall, prior to the exercise of any such remedies, provide each Mortgagee of the Property with a second written notice and reasonable time to cure any default by Landlord, not to exceed an additional ten (10) days beyond the time originally provided to Landlord for such cure. If a default by Landlord remains uncured after the expiration of the notice and cure periods provided above, Tenant may remedy the breach or default and Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with such cure. If Landlord fails to reimburse Tenant for such reasonable costs within thirty (30) days after receipt of written notice thereof, Tenant shall thereafter be entitled to deduct such reasonable sums from the Base Rent payable by Tenant under this Lease and due for the month or months following the month in which the said sums were so expended by Tenant; provided however, if such sums exceed twenty percent (20%) of the monthly installment of Base Rent, Tenant shall deduct such excess from the next monthly installment(s) of Base Rent (not to exceed twenty percent (20%) thereof) until fully reimbursed.
20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the greater of (i) the proceeds of insurance actually received by Landlord pursuant to the coverages required to be carried by Landlord in Section 14.B, or (ii) the interest of Landlord in the Property. Tenant shall look solely to the foregoing for the recovery of any judgment or award against Landlord (other than monetary damages arising from Landlord’s failure to apply amounts received from Tenant as estimated Excess Operating Expenses as set forth in this Lease). No Landlord Party shall be personally liable for any judgment or deficiency (except that Landlord shall be personally liable for monetary damages arising from Landlord’s failure to apply amounts received from Tenant as estimated Excess Operating Expenses as set forth in this Lease). The provisions contained in this Section 20 are not intended to, and shall not, limit any injunctive or other equitable, declaratory or other forms of relief to which Tenant may be entitled or any remedy or action against Landlord which does not involve the personal liability of a Landlord Party for monetary damages. Tenant hereby waives all Claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption. Except as specifically provided in Section 24 and except with respect to any Contamination caused by a Tenant Party, Landlord waives all Claims against any Tenant Parties for consequential, special or punitive damages allegedly suffered by any Landlord Parties, including lost profits and business interruption.
21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.
22. Tenant’s Right to Possession. Provided Tenant is not in default beyond any applicable cure periods, Landlord agrees to warrant and defend Tenant’s rights under this Lease to enjoy possession of the Premises against any party claiming by, through or under Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors (provided such successor assumes such obligations in writing) only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.
23. Relocation. Intentionally Deleted.
24. Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover. The foregoing notwithstanding, if the holdover is for a period of less than fifteen (15) days, the amount payable for such holdover shall be prorated on a per diem basis. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements (such notice shall not be delivered more than thirty (30) days prior to the Expiration Date and shall state in bold typeface that “A HOLDOVER SHALL CONSTITUTE A TIME SENSITIVE DEFAULT”), such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, Tenant shall be liable to Landlord for, and shall protect Landlord from and indemnify and defend Landlord against, all losses and damages, including any claims made by any succeeding tenant resulting from such failure to vacate, and any consequential damages that Landlord suffers from the holdover.
25. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”), subject to Tenant’s receipt of a subordination and non-disturbance agreement from any Mortgagee on such Mortgagee’s then current form which may be revised to incorporate commercially reasonable changes requested by Tenant and approved by such Mortgagee. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within ten (10) Business Days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the ten (10) Business Day period specified above, and the continuation of such failure for a period of five (5) days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.
26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.
27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.
28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone,

electrical and janitorial closets, (C) subject to the other provisions of this Lease, equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas reasonably designated from time to time by Landlord as service areas of the Building, provided that Landlord’s use of such rights does not materially adversely affect Tenant’s ability to use the Premises for the Permitted Use. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord, not to be unreasonably withheld. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name, address or any Building signage (except for Tenant’s identification and directory signage described in Section 31.P below). Subject to the other provisions of this Lease, Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Except as otherwise set forth in this Lease, Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent, subject to Sections 7.B and 16.C.
29. Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage by casualty excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed for the benefit of Tenant’s use of the Premises and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property; provided, however, with regard to clauses (A) and (B), Tenant shall not be required to remove same unless (1) such items were installed after the Commencement Date, and (2) to the extent same required Landlord’s consent before installation, Landlord notified Tenant at the time of consent that Tenant would be required to remove them upon termination of this Lease. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within five (5) Business Days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the reasonable expenses and storage charges incurred for Tenant’s Removable Property. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least thirty (30) days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to five (5) Business Days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special

Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.
30. Hazardous Materials.
     A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws. Tenant shall hold Landlord Parties harmless from and indemnify and defend such parties against, all Claims that arise out of or in connection with a breach of this Article 30 specifically including any violation of applicable Laws or Contamination caused by a Tenant Party. Landlord shall hold Tenant Parties harmless from and indemnify and defend such parties against, all Claims that arise out of or in connection with a Breach of this Article 30 specifically including any violation of applicable Laws or Contamination caused by a Landlord Party.
     B. Remediation. Tenant shall have the ongoing obligation to visually inspect the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Landlord will remediate Contamination in the Premises to the extent required by Law or as otherwise deemed necessary by Landlord, in Landlord’s reasonable opinion. Tenant shall reimburse Landlord for the cost of remediating any Contamination caused by a Tenant Party or its contractors or invitees, plus a ten percent (10%) administrative fee.
     C. Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.
     D. Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the property manager upon execution of Landlord’s standard form of confidentiality agreement. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within ten (10) days of Tenant’s receipt.
31. Miscellaneous.
     A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this

Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.
     B. Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.
     C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.
     D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations arising hereunder after the date of the transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that Landlord delivers written notice to Tenant of such transfer and provided further that the successor in interest assumes in writing all obligations of Landlord hereunder from and after the date of such transfer.
     E. Brokers. Tenant and Landlord each represent to the other that neither party has executed a written agreement with any broker or agent in connection with this Lease. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.
     F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
     G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to either party’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.
     H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that the parties’ obligations under Articles 4, 7, 8, 12, 13, 15, 16, 17, 19, 24, 26, 29 and 30 shall survive the expiration or early termination of this Lease.

     I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.
     J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.
     K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values, irrespective of whether Landlord contests same.
     L. Prohibited Persons and Transactions. Tenant and Landlord represent and warrant to each other that each is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.
     M. Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. Tenant further voluntarily and knowingly waives (to the fullest extent permitted by applicable Law) all rights and benefits of Tenant under such section, as it now exists or as it may be hereafter amended or succeeded.
     N. Waiver of Consumer Rights. Tenant hereby waives all its rights under the Texas Deceptive Trade Practices — Consumer Protection Act, Section 17.41 et seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant’s own selection, Tenant voluntarily adopts this waiver.
     O. Use of First Floor Lobby Common Area. Provided same is not leased to a third party pursuant to a bona fide written lease, Tenant is hereby granted the right, upon at least forty eight (48) hours prior written notice to Landlord, to utilize a designated portion of the first floor lobby Common Area for special events (a “Special Event”) free of charge. Any Special Event shall not be more than five (5) consecutive days in duration and Tenant is limited to 4 Special Events per calendar year during the Term (unless Landlord agrees to allow additional Special Events). Finally, Tenant shall execute Landlord’s then-current form of Event Lease Agreement in connection with each Special Event during the Term. Attached hereto as Exhibit E is a site plan of the first floor lobby Common Area showing the location where the Special Events will be conducted.
     P. Tenant’s Signage. During the initial Term, but only so long as Tenant occupies at least 138,000 Rentable Square Feet in the Building, Tenant shall have the following signage rights:
          (i) Monument Signage. Tenant shall have the right to display and maintain, at Tenant’s sole expense, signage identifying the name “Pier 1 Imports” (the “Pier 1 Logo”) on the existing monument signs located on the east and west sides of the Building. In the event Landlord elects to change the existing monument signs to include the name of Landlord or an Affiliate of Landlord (the “Chesapeake Logo”, which Chesapeake Logo shall be in a design approved by Landlord in its sole discretion), Tenant shall pay the cost of purchasing a redesigned Pier 1 Logo in the size comparable in size to the Chesapeake Logo (and in a design reasonably approved by Landlord and Tenant) and shall reimburse Landlord, within thirty (30) days after written invoice, for the reasonable cost of installing such new Pier 1 Logo on the monument signs. If Landlord removes the current Pier 1 Logo from the monuments signs, Landlord shall deliver possession of the removed Pier 1 Logo to Tenant.

          (ii) Directional Signage. If Landlord installs the Chesapeake Logo on the directional signage on the Property (signage indicating visitor parking areas and freight delivery areas), Tenant shall have the right, at Tenant’s expense, to display the Pier 1 Logo on such directional signage in a size and design reasonably approved by Landlord. Tenant shall reimburse Landlord, within thirty (30) days after written invoice, for the reasonable cost of installing such new Pier 1 Logo on the directional signage. If Landlord removes the current Pier 1 Logo from any directional signage, Landlord shall deliver possession of any removed Pier 1 Logo to Tenant.
          (iii) Lobby Signage. If Landlord installs the Chesapeake Logo on signage in the lobby of the Building, Tenant shall have the right, at Tenant’s expense, to display the Pier 1 Logo in the lobby signage in a size and design reasonably approved by Landlord (the Pier 1 Logo shall be comparable in size to the Chesapeake Logo) . Tenant shall reimburse Landlord, within thirty (30) days after written invoice, for the reasonable cost of installing such new Pier 1 Logo on the lobby signage.
          (iv) Other Signage. Except as specifically provided above, Landlord shall have the right to remove, replace and/or relocate the existing exterior Building signage and all existing interior signage, at Tenant’s expense , except that if Landlord removes such signage and does not replace it with other Pier 1 Logo signage, Landlord shall bear the expense of such removal during the Term. If Landlord removes any such signage, Landlord shall not be obligated to deliver possession of any such removed signage to Tenant , except the exterior signage located on the eastern façade of the Building.
     Tenant acknowledges that, subject to the foregoing, Landlord may install signage identifying Landlord’s name or the name of any Affiliate of Landlord in locations throughout the interior and exterior of the Building, at Landlord’s sole discretion. Any exterior signage installed by Landlord on the façade of the Building shall not materially restrict Tenant’s view from the windows of the Premises. The signage rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building other than pursuant to a Permitted Transfer. Subject to the foregoing, the location, size, material, construction and design of the Signage and of all identification and directional signage shall be subject to the prior written approval of Landlord, in its sole discretion and compliance with applicable Laws. In the event that Landlord constructs a new monument sign on the Property, Tenant shall have the right to approve of the design of such new monument sign, which approval shall not be unreasonably withheld. Upon the Expiration Date or earlier termination of Tenant’s right to possess the Premises, Tenant shall pay Landlord all reasonable expenses incurred in connection with the removal and disposition of the Signage and the repair of any damage caused by the Signage or its removal.
     Q. Lobby Furnishings. Tenant agrees not to remove the furniture and unattached furnishings currently located in the lobby of the Building from their current location until fifteen (15) days after receipt of written request from Landlord; provided however, prior to Tenant’s receipt of Landlord’s notice to remove the furniture, Tenant shall have the right to replace such furniture with updated, similar furniture subject to Landlord’s approval of the replacement furniture.

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD: CHESAPEAKE PLAZA, L.L.C., an Oklahoma limited liability company
By:
Henry J. Hood, Senior Vice President-
Land and Legal & General Counsel

Effective Date: _______________, 2008

TENANT: PIER 1 SERVICES COMPANY, a Delaware statutory trust
By:	Pier 1 Holdings, Inc., a Delaware corporation, its managing trustee

By:
Alex Smith, President and CEO

Effective Date: _______________, 2008

EXHIBIT A-1
CHART OF RENTABLE SQUARE FOOTAGE ON EACH FLOOR AND COMMON
AREAS
Pier 1 Place Rentable Area Summary

Total Gross Area	460,614
less: Unuseable	50,637

Total Rentable	409,977

Common Area	51,063
Total Useable	358,914

Total Rentable	409,977

Ratio of Common Area to Useable	0.14227
Square Footage Breakdown

	Total		Common Area	Rentable
Floor	Rentable	Useable	Allocation	Area (1)

Terrace	42,847	13,799	1,963	15,762
Lobby	26,969	4,954	705	5,659
Mezz	13,153	13,153	1,871	15,024
5	22,329	22,329	3,177	25,506
6	22,329	22,329	3,177	25,506
7	22,329	22,329	3,177	25,506
8	22,329	22,329	3,177	25,506
9	22,610	22,610	3,217	25,827
10	22,610	22,610	3,217	25,827
11	22,610	22,610	3,217	25,827
12	22,610	22,610	3,217	25,827
14	22,610	22,610	3,217	25,827
15	22,610	22,610	3,217	25,827
16	22,394	22,394	3,186	25,580
17	22,394	22,394	3,186	25,580
18	19,372	19,372	2,756	22,128
19	18,936	18,936	2,694	21,630
20	18,936	18,936	2,694	21,630

	409,977	358,914	51,063	409,977

(1)	Square footage used to calculate rent expense

A-1-i

EXHIBIT A-2
LEGAL DESCRIPTION OF PROPERTY
All of Lot 1, Block 1, PIER 1 ADDITION, an Addition to the City of Fort Worth, Tarrant County, Texas, according to the plat thereof recorded in Cabinet A, Slide 10398 of the Plat Records of Tarrant County, Texas; embracing all of Tracts 1 and 2 described in the deed to PIER-FTW, INC. recorded in volume 15585, page 155 of the Real Records of Tarrant County Texas, and to Pier 1 Services Company by Certificate of Merger recorded in Clerk’s Document No. D204063766 of the said Real Records, and described by metes and bounds as follows:
Beginning at a 5/8” capped iron recovered for the most westerly northwest corner of said Lot 1 in the east line of North Forest Park Boulevard.
Thence north 89 degrees-26 minutes-19 seconds east, along a north line of said Lot 1, 363-01 /100 feet to a 5/8” capped iron recovered for a re-entrant corner of said Lot 1.
Thence north 00 degrees-33 minutes-41 seconds west, along a westerly line of said Lot 1, 16-51 /100 feet to a 5/8” capped iron recovered.
Thence north 59 degrees-29 minutes-19 seconds east, along a northwesterly line of said Lot 1, 62-27 /100 feet to a 5/8” capped iron recovered for the most northerly northwest corner of said Lot 1 in the southerly line of said North Forest Park Boulevard.
Thence southeasterly, along the northerly line of said Lot 1 and the southerly line of said North Forest Park Boulevard, the following:
south 69 degrees-36 minutes-11 seconds east 47-25 /100 feet to a 5/8” capped iron found marked ( Dunaway Associates );
south 62 degrees-49 minutes-49 seconds east 107-81 /100 feet to a 5/8” capped iron recovered at the beginning of a curve to the right having a radius of 240 feet;
along said curve to the right an arc length of 74-80 /100 feet to a 5/8” capped iron recovered at its end and the beginning of a curve to the left having a radius of 260 feet, the long chord of said 74-80/100 feet arc is south 53 degrees-54 minutes-04 seconds east 74-50 /100 feet;
along said curve to the left an arc length of 80-96 /100 feet to a 5/8” capped iron recovered at its end, the long chord of said 80-96/100 feet arc is south 53 degrees-53 minutes-30 seconds east 80-63 /100 feet;
south 62 degrees-48 minutes-40 seconds east 125-57 /100 feet to a 5/8” capped iron recovered for the northeasterly corner of said Lot 1.
Thence south 19 degrees-19 minutes-10 seconds east, along a northeasterly line of said Lot 1, 14-50/100 feet to a 5/8” capped iron recovered in the westerly right-of-way of Pier 1 Place at the beginning of a curve to the right having a radius of 240 feet.
Thence southwesterly and southeasterly, along the westerly right-of-way of said Pier 1 Place and the easterly line of said Lot 1, the following:
along said curve to the right an arc length of 31-07 /100 feet to a 5/8” capped iron recovered at its end and the beginning of a curve to the left having a radius of 110 feet, the long chord of said 31-07/100 feet arc is south 29 degrees-04 minutes-21 seconds west 31-05 /100 feet;
along said curve to the left an arc length of 57-29 /100 feet to a 5/8” capped iron recovered at its end and the beginning of a curve to the left having a radius of 230 feet, the long chord of said 57-29/100 feet arc is south 17 degrees-51 minutes-43 seconds west 56-64 /100 feet;
along said curve to the left an arc length of 107-88 /100 feet to a “X” cut found at its end, the long chord of said 107-88/100 feet arc is south 10 degrees-29 minutes-38 seconds east 106-89 /100 feet;
south 34 degrees-37 minutes-54 seconds east 186-75 /100 feet to a 5/8” capped iron recovered at the beginning of a curve to the right having a radius of 331-60/100 feet;
along said curve to the right an arc length of 187-83 /100 feet to a 5/8” capped iron recovered at its end for a southeasterly corner of said Lot 1, the long chord of said 187-83/100 feet arc is south 18 degrees-34 minutes-19 seconds east 185-33 /100 feet.

A-2-i

Thence south 44 degrees-17 minutes-15 seconds west, along a southeasterly line of said Lot 1, 13-95/100 feet to a 5/8” capped iron recovered for the most southerly southeast corner of said Lot 1 in the north right-of-way of West Fifth Street.
Thence north 89 degrees-56 minutes-41 seconds west, along the south line of said Lot 1 and the north right-of-way of said West Fifth Street, 547-95 /100 feet to a masonry nail recovered.
Thence south 89 degrees-28 minutes-31 seconds west, continuing along the south line of said Lot 1 and the north right-of-way of said West Fifth Street, 502-02 /100 feet to a 5/8” capped iron recovered for the most southerly southwest corner of said Lot 1 at the beginning of a curve to the right having a radius of 45 feet.
Thence northwesterly, along a southwesterly line of said Lot 1 and along said curve to the right an arc length of 78-70 /100 feet to a 5/8” capped iron recovered for a southwesterly corner of said Lot 1 in the east line of said North Forest Park Boulevard, the long chord of said 78-70/100 feet arc is north 40 degrees-25 minutes-08 seconds west 69-05 /100 feet.
Thence northeasterly, along the west line of said Lot 1 and the east line of said North Forest Park Boulevard, the following:
north 09 degrees-41 minutes-13 seconds east 517-48 /100 feet to a 5/8” capped iron recovered at the beginning of a curve to the right having a radius of 295 feet;
along said curve to the right an arc length of 160-08 /100 feet to the place of beginning and containing 639,232 square feet or 14-674/1000 acres, the long chord of said 160-08/100 feet arc is north 24 degrees-57 minutes-30 seconds east 158-12 /100 feet.

A-2-ii

EXHIBIT B
RULES AND REGULATIONS
Landlord and Tenant agree that the Rules and Regulations set forth below shall be and hereby are made a part of this Lease, and Tenant agrees that Tenant’s employees and agents, or any others permitted by Tenant to occupy or enter the Premises, will at all times abide by said Rules and Regulations. Landlord agrees that these Rules and Regulations will be an exhibit to each lease executed by Landlord and that Landlord shall enforce these Rules and Regulations in a reasonably nondiscriminatory manner. In the event of any conflict between these Rules and Regulations and the terms of the Lease, the terms of the Lease shall control.
     1. Sidewalks, halls, passageways, exits, entrances, elevators, escalators, stairways, and other common areas shall not be obstructed or used for any purpose other than for ingress and egress. Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the reasonable judgment of the Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building, including its tenants and occupants. Nothing shall be swept or thrown into the corridors, halls, elevators or stairways.
     2. No sign, placard, picture, name, advertisement or notice (a “Sign”) visible from the exterior of the Premises shall be inscribed, painted, affixed, installed or displayed by any tenant without the prior written consent of Landlord. Absent any such consent, Landlord shall have the right to remove any Sign without notice to and at the expense of such tenant. Any such consent shall be deemed to relate to only the particular Sign so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the prior written consent of Landlord with respect to any other Sign. All approved Signs shall be inscribed, painted, affixed, installed, printed or otherwise displayed, at the expense of the tenant, by a person approved by Landlord and in a manner or style reasonably acceptable to Landlord.
     3. No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be installed or used in connection with any window or door of the Premises without the prior written consent of Landlord, except for normal and customary interior decorations to the Premises not visible from the exterior of the Building. In any event, any such items shall be installed so as to face the interior surface of the standard window treatment established by Landlord and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the windowsills or any terraces so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which might appear unsightly from the outside the Premises. No sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall be covered or obstructed without the prior written consent of Landlord.
     4. Except as set forth in the Lease, no tenant shall employ or permit any person(s) other than the janitorial contractor of the Landlord to clean the Premises without the prior written consent of Landlord. In the event of any permitted person being employed by any tenant to do janitorial work, while in the Building and outside of the Premises such person(s) shall be subject to the control and direction of the Building’s management office (not as an agent or servant of Landlord); however, the subject tenant shall in all cases be responsible for the acts of such person(s).
     5. Each tenant and its employees, upon daily departure, shall cause (a) the doors of its premises to be securely locked, and (b) to the extent practical shut off all faucets, valves and other control apparatuses to water and other resources, so as to prevent waste or damage. With the exception of permitting ingress and egress to the Building, doors(s) to the Building’s corridors on multi-tenant floors of the Building shall be closed at all times.
     6. No tenant shall waste electricity, water, heating, air-conditioning or any other resources and shall reasonably cooperate with Landlord to assure the most effective utilization of such Building resources. No tenant shall attempt to adjust any Building resource controls other than any thermostats specifically installed for such tenant’s use. Except as set forth in the Lease, no heating, air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord.
     7. Except in an emergency, no tenant shall alter any lock or access device. Further, no tenant may install any new or additional lock, access device or bolt on any door of the Premises

B-i

without the prior written consent of Landlord, such consent not to be unreasonably withheld or delayed. In the event of any permitted installation, Landlord shall in each case be furnished with a key for any such lock or device.
     8. Landlord shall furnish each of Tenant’s employees, at no cost to Tenant, one key-card similar to the current key-cards used for the Building. Tenant shall not make or have made copies of any keys or key-cards furnished by Landlord. Tenant shall, upon the expiration or sooner termination of its tenancy, deliver to Landlord all of such keys and key-cards, together with any of the keys relating to the Premises including, but not limited to, all keys to any vaults or safes which remain on the Premises. Landlord shall issue replacement key-cards at a fee of $20.00 per card.
     9. The toilet rooms, toilets, urinals, washbowls, plumbing fixtures and any other Building apparatus shall not be used for any purpose other than that for which they were constructed; and no foreign substance of any kind shall be thrown therein. Any loss, cost or expense relating to any breakage, stoppage or damage resulting from any violation of this rule shall be borne by Tenant (except as otherwise provided in the Lease).
     10. No tenant shall permit any cooking on its premises (except that private, non commercial use by tenants and their employees of approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages, and for the heating of foods, shall be permitted; provided that such equipment is used in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations).
     11. All tenants will refer any contractors, contractor’s representatives and installation technicians rendering any services to them to Landlord for Landlord’s supervision and approval prior to commencement of any work, except as otherwise provided in the Lease.
     12. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior of the Building, without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall not knowingly interfere with any radio or television broadcast or reception from within the Building.
     13. The freight elevator shall be available for use by each tenant in common with other building occupants. No furniture, freight, equipment, materials, supplies, packages, merchandise or other property shall be received in the Building or carried up or down the elevators, except in the freight elevators. Any deliveries, removals or relocations of large, bulky or voluminous items, such as furniture, office machinery and equipment, etc., can only be made after obtaining approval from the Landlord, which approval shall be subject to reasonable scheduling and shall not be unreasonably withheld or delayed.
     14. No tenant shall place a load upon any floor of its premises which exceeds the load per square foot the floor was designed to carry, or any load allowed by law. Landlord shall have the right to prescribe the weight, size and position of safes, any library or other shelving, furniture or other heavy equipment brought into the Building, and the tenant shall bear the reasonable fees of any structural engineer hired by Landlord in connection therewith. Safes or other heavy objects shall, if considered necessary to Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord shall not be responsible for loss of or damage to any safes or other heavy objects for any cause; all damages done to the Building by a tenant moving or maintaining of any such items shall be repaired at the expense of such tenant.
     15. No machinery other than the kind considered usual and standard for general office use shall be operated by any tenant in its leased area without the prior written consent of Landlord. Business machines or mechanical equipment of any tenant, which causes noise or vibration that may be transmitted to the structure of the Building or any space therein to such a degree objectionable to Landlord or any other tenants or occupants of the Building, shall be placed and maintained by such tenant, at such tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration. Tenant shall bear the reasonable fees of any acoustical or structural engineer hired by Landlord in connection therewith.
     16. Tenant shall not mark, drive nails or screws, or drill into the partitions, ceilings or floors of the Premises or in any way deface the Premises except for normal and customary interior decorations.

B-ii

     17. No tenant shall install, maintain or operate on the Premises any vending machine without the prior written consent of Landlord, such consent not to be unreasonably withheld, provided Tenant may continue to operate any vending machines (or their reasonable replacements) to the extent Tenant is currently operating same.
     18. No animals (other than those assisting the handicapped), including reptiles, birds, fish (or aquariums), or other non-human, non-plant living things or organic Christmas décor of any kind shall be allowed in the Building.
     19. There shall not be used in the Building any hand trucks, except those equipped with rubber tires and side guards, or any other material handling equipment, except as approved in advance in writing by Landlord. No scooters, roller skates, roller blades, bicycles, and no other vehicles of any kind shall be brought into and operated within the Building. Bicycles and vehicles may only be parked in areas designated for such purpose.
     20. Each tenant shall store all of its trash and garbage within the interior of its premises. No materials shall be placed in the Building’s trash boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner, or if such an act would violate any law or ordinance governing such removal and disposal.
     21. Canvassing, soliciting, distributing of handbills or any other written material, and peddling in the Building are prohibited. Occupants and tenants shall not engage in office-to-office solicitation of business from other tenants or occupants of the Building.
     22. Landlord reserves the right to exclude or to expel from the Building any person who, in Landlord’s reasonable judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of these Rules and Regulations.
     23. Each tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No firearms or weapons of any kind are allowed within the Building.
     24. No tenant or occupant shall invite to its premises, or permit the visit of, persons in such numbers or under such conditions to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators, and other facilities of the Building by other tenants and occupants.
     25. Landlord will not be responsible for lost or stolen personal property, money or jewelry from any tenant’s Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not, except as may be otherwise set forth in the Lease. Each tenant assumes any and all responsibility for protecting its premises from theft, robbery and pilferage by taking necessary steps including, but not limited to, keeping doors locked and other means of entry to such premises closed.
     26. Any additional or special requirements of any tenant shall be attended to only upon application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of the regular duties unless under special instructions from Landlord. No such employees shall admit any person (tenant or otherwise) to any office without specific instructions from Landlord.
     27. No smoking shall be permitted within the Building or anywhere else within the Property other than those smoking areas designated by the property manager that are outside the Building.

B-iii

EXHIBIT C
PARKING AGREEMENT
     This Parking Agreement (the “Agreement”) is attached as an Exhibit to an Office Lease (the “Lease”) between CHESAPEAKE PLAZA, L.L.C., as Landlord, and PIER 1 SERVICES COMPANY, as Tenant, for the Premises, the initial Rentable Square Footage of which is 344,798 square feet, located on the mezzanine and on the 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 17th and 20th floors of the Building. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease.
1. As of the Commencement Date of the Lease, Tenant shall be allowed Tenant’s Pro Rata Share of and non-exclusive access to unreserved spaces in the Property’s parking facilities which Landlord provides for the use of tenants and occupants of the Building and located in the Building’s parking garage and the surface lot situated west of the Building (the “Parking Facilities”). Landlord hereby expressly reserves the right to designate fifty (50) parking spaces in the Parking Facilities for Landlord’s fleet of vehicles, the location of such parking spaces shall be in the area identified on Exhibit C-1 attached hereto. Finally, Landlord and Tenant hereby agree that the surface lot currently designated for visitors located southeast of the Building shall remain available for the non-exclusive, unrestricted use of Landlord’s and Tenant’s guests, visitors and invitees.
2. Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord shall enforce the rules and regulations for the Parking Facilities in a reasonably nondiscriminatory manner, taking prevailing circumstances into account. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.
3. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for small cars, handicapped persons and motorcycles. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer or an approved sublease.

C-i

EXHIBIT C-1
LOCATION OF LANDLORD’S RESERVED PARKING SPACES

= Chesapeake Energy Reserved Parking, 50 spaces

Level 2
RESERVED PARKING
BIKE RACK
15 20 21 22 23 24 25 26 27 28 29
RESERVED PARKING
RESERVED PARKING

C-1-i

EXHIBIT D
BILL OF SALE
Blanket Conveyance, Bill of Sale and Assignment

STATE OF TEXAS	§ §	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF TARRANT	§
     NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee and Assignee’s successors, legal representatives and assigns, all of Assignor’s right, title and interest, if any, in and to the furniture and equipment listed on Exhibit A attached hereto (the “Furniture”).
     TO HAVE AND TO HOLD the Furniture unto Assignee and Assignee’s successors, legal representatives and assigns, forever, and Assignor does hereby bind Assignor and Assignor’s successors, legal representatives and assigns, to WARRANT and FOREVER DEFEND, all and singular, title to the Furniture unto Assignee and Assignee’s successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, when the claim is by, through or under Assignor, but not otherwise.
     This Blanket Conveyance, Bill of Sale and Assignment and the provisions herein contained will be binding upon and inure to the benefit of the Assignee and the Assignor and their respective successors and assigns.
     EXECUTED the                      day of                                         , 2008.

ASSIGNOR: PIER 1 SERVICES COMPANY, a Delaware statutory trust
By:	Pier 1 Holdings, Inc., a Delaware corporation, its managing trustee

By:
Name:
Title:

D-i

EXHIBIT E
SPECIAL EVENT AREA IN LOBBY

E-i

EXHIBIT F
INSURANCE WAIVER
TERMS & CONDITIONS
     This Insurance Waiver is attached as an Exhibit to an Office Lease (the “Lease”) between CHESAPEAKE PLAZA, L.L.C., as Landlord, and PIER 1 SERVICES COMPANY, as Tenant, for the Premises, the initial Rentable Square Footage of which is 344,798 square feet, located on the mezzanine and on the 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 14th, 15th, 16th, 17th and 20th floors of the Building. Unless otherwise specified, all capitalized terms used in this Exhibit shall have the same meanings as in the Lease.
The Lease requires that Tenant obtain business interruption insurance. Tenant has represented that the risk of business interruption or losing the use of the Premises will not significantly impact its ability to meet its present and future financial obligations, including those owing, or that will be owed, to Landlord, and, therefore, Tenant does not wish to carry such insurance.
Landlord waives the requirements that Tenant obtain business interruption insurance. Tenant waives all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees against the Landlord Parties arising from or attributable to business interruption or loss of use of the Premises, and Tenant shall indemnify and defend the Landlord Parties against all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees arising from or attributable to business interruption or loss of use of the Premises. In addition, Landlord, in entering into the Lease, is relying on Tenant’s representation that any business interruption or loss of use of the Premises will not significantly impact Tenant’s ability to meet its financial obligations, including those owing, or that will be owed, to Landlord.
The provisions of this Exhibit F are personal to the specific party originally identified as the “Tenant” under the Lease, and may not be assigned to anyone other than pursuant to a Permitted Transfer. Landlord may require a Transferee, other than a Permitted Transferee, to carry the type of insurance covered by this Exhibit.

F-i

RIDER NO. 1
OPTION TO EXTEND
A. Renewal Period. Tenant may, at its option, extend the Term for one (1) renewal period of three years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no later than six (6) months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of at least eighty percent (80%) of the Premises, and (ii) no uncured event of default exists under the Lease. The Base Rent due and payable for the Premises during the Renewal Period shall be at the annual rate of $28.00 multiplied by the Rentable Square Footage of the Premises (as such has been reduced according to the provisions of this Lease). Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period, except that Tenant shall have no further Option to Extend the Term of the Lease.
B. Acceptance. After Tenant delivers the Renewal Notice to Landlord, Tenant shall, within fifteen (15) days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant fails timely to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of this Lease other than to a Permitted Transferee or the subletting of more than twenty percent (20%) of the Premises.

Rider No. 1-i